Exhibit 10.19

Sunoco, Inc. Director Compensation Summary Sheet

Sunoco’s Board of Directors believes that the compensation program for Sunoco’s independent directors should be designed to attract experienced and highly qualified directors; provide appropriate compensation for their time, efforts, commitment and contributions to Sunoco and Sunoco’s shareholders; and align the interests of the independent directors and Sunoco’s shareholders. The Governance Committee of the Board engages a third-party compensation consultant each year to advise it as to the “best practices” and emerging trends in director compensation. The compensation consultant also benchmarks Sunoco’s director compensation compared to the proxy performance peer group, the oil industry generally and general industry data. Directors are compensated partially in Sunoco common stock or stock equivalents to better align their interests with those of Sunoco’s shareholders. Currently, equity-based compensation represents a substantial portion of the total compensation package. The Chief Executive Officer (“CEO”) is not paid for his services as a director. The following table summarizes the current compensation program for Sunoco’s independent directors.

Type of Compensation	Value
Annual Retainer (Cash Portion)	$50,000
Annual Retainer (Stock-Based Portion)	$40,000
Annual Restricted Share Credit under Directors’ Deferred Compensation Plan	$60,000

TOTAL (excluding Committee Chair Retainer, Committee Chair Fee, and meeting fees)	$150,000

Annual Retainer for Committee Chair	$5,000
Committee Chair Fee (per meeting attended for which a director serves as chair)	$500
Board or Committee Attendance Fee (per meeting attended)[1]	$2,000

NOTE TO TABLE:

[1]	A fee of $2,000 per day is also paid in cash for special meetings (e.g., strategic planning meetings, facility visits, annual meeting of shareholders).

Directors’ Deferred Compensation Plan I and II: The Directors’ Deferred Compensation Plan I (previously, Directors’ Deferred Compensation Plan) and the Directors’ Deferred Compensation Plan II (“Plan I” and “Plan II”, respectively; collectively the “Plans”) permit independent directors to defer a portion of their compensation. Plan I was amended in response to the American Jobs Creation Act of 2004 and the requirements of Section 409A of the Internal Revenue Code, and covers deferrals of compensation earned before January 1, 2005. No deferrals may be made under Plan I with respect to compensation earned after December 31, 2004. Plan II is effective for deferrals of compensation earned after December 31, 2004. Payments of compensation deferred under the Plans are restricted in terms of the earliest and latest dates that payments may begin. Deferred compensation is designated as share units, cash units, or a combination of both. Cash units accrue interest at a rate based upon Sunoco’s cost of borrowing. A share unit is treated as if it were invested in shares of Sunoco common stock, but it does not have voting rights. If share units are chosen, dividend equivalents are credited in the form of additional share units. Share units are settled in cash, based upon the fair market value of Sunoco common stock at the time of payment. The Plans also provide for the annual crediting of restricted share units, which is a portion of the directors’ compensation package.

Directors’ Retainer Stock Plan: The Retainer Stock Plan for independent directors allows for the payment of a portion of the independent directors’ annual retainer in stock. The retainer is granted to each director after the annual meeting. Any shares issued are restricted, prohibiting the transfer or sale of such shares for one year from the date of issue. The holder of the shares receives quarterly dividend equivalents equal to the dividends declared on the Company’s shares.

Long-Term Performance Enhancement Plan II: The Long-Term Performance Enhancement Plan II provides that stock option awards under the plan may be made to independent directors of the Company. The options generally have a ten-year term and are exercisable two years after the date of grant. The purchase price payable upon exercise of an option will not be less than the fair market value of a share of Sunoco common stock on the date the option is granted. The purchase price may be paid in cash or in shares of common stock. In 2003, the Company discontinued granting stock options to the Company’s independent directors.

The Directors’ Retainer Stock Plan and the Long-Term Performance Enhancement Plan II, which are equity compensation plans, were approved by the shareholders.

Directors’ Deferred Compensation and Benefits Trust: In the event of a change in control, the Directors’ Deferred Compensation and Benefits Trust may be funded to provide the source of funds for the Company to meet its liabilities under certain benefit plans and arrangements, including the Directors’ Deferred Compensation Plans I and II. Assets held by the Trust are subject to the claims of the Company’s general creditors under federal and state law in the event of insolvency.

Business Expenses: The directors are reimbursed for their business expenses related to their attendance at Sunoco meetings, including room, meals and transportation to and from board and committee meetings (e.g., commercial flights, trains, cars and parking). When traveling on Sunoco business, a director may occasionally be accompanied by his or her spouse. At times, a director may travel to and from Sunoco meetings on Sunoco corporate aircraft. Directors are also reimbursed for attendance at qualified third-party director education programs.

Directors’ Stock Ownership Guidelines: Each independent director is expected to own Sunoco common stock with a market value equal to at least five times the total annual retainer. Included in the determination of stock ownership for purposes of these guidelines are all shares beneficially owned and any share units held in the Directors’ Deferred Compensation Plans I and II. New directors are allowed a five-year phase-in period to comply with the guidelines. As of December 31, 2005, all independent directors were in compliance with the guidelines.

Directors’ & Officers’ Indemnification Agreements: Sunoco’s bylaws require that Sunoco indemnify its directors and officers, to the extent permitted by Pennsylvania law, against any costs, expenses (including attorneys’ fees) and other liabilities to which they may become subject by reason of their service to Sunoco. Sunoco has purchased liability insurance for its directors and officers and has entered into indemnification agreements with its directors and certain key executive officers and other management personnel. This insurance and the indemnification agreements supplement the provisions in Sunoco’s Articles of Incorporation which eliminate the potential monetary liability of directors and officers to Sunoco or its shareholders in certain situations as permitted by law.